SECOND AMENDMENT TO
ASSET PURCHASE AGREEMENT

This Second Amendment (the “Amendment”) to the Asset Purchase Agreement, dated June 1, 2021, by and among (i) 3D Systems, Inc., a California corporation (“3D US”); (ii) Quickparts.com, Inc., a Delaware corporation (“3D QP”), (iii) 3D Systems Italia Srl, an Italian private limited company (“3D IT”); (iv) 3D Systems Sarl, a French private limited company (“3D FR”); (v) 3D Systems Europe Limited, a United Kingdom private company limited by shares (“3D UK”); (vi) 3D Systems GmbH, a German limited liability company (“3D DE” and, together with 3D US, 3D QP, 3D IT, 3D FR, and 3D DE, each, a “Seller” and, collectively, the “Sellers”); (vii) QP 3D Acquisition, Inc., a Delaware corporation (the “US Buyer”); and (viii) 3D Systems Corporation, a Delaware corporation ( “DDD”), as previously amended by that First Amendment effective as of September 9, 2021 (as so amended, the “Original Agreement”), is entered into effective December ___, 2021. Capitalized terms used but not defined herein shall have the meanings set forth in the Original Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendment to Exhibit C. Exhibit C is hereby amended to include the following additional item (v) as an Assumed Liability:

    (v)    All pre-Closing Liabilities for the Specified Employees in France for (i) accrued vacation or paid time off and (ii) accrued pension obligations.

2.Assumed Liability Amount. The Parties acknowledge and agree that the aggregate amount of all Liabilities included in new item (v) on Exhibit C pursuant to Section 1 above shall be included in the calculation of the Closing Assumed Liability Amount for purposes of the Closing Statement and the calculation of the Final Purchase Price pursuant to Section 2.03 of the Original Agreement.

3.Acknowledgment and Survival; Miscellaneous. Except as specifically set forth herein, all other terms and provisions of the Original Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect. In the event of any conflict between the terms of the Original Agreement and this Amendment, the terms of this Amendment shall govern. The execution and delivery of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of (a) any provision of the Original Agreement, or (b) any right, power, or remedy of any party under the Original Agreement. The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment. This Amendment be deemed a part of, and construed in accordance with, the Original Agreement. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together (when executed and delivered) constitute but one and the same instrument. This Amendment may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or by email transmission in Adobe portable document format (also known as “PDF”), and any such counterpart executed and delivered via facsimile transmission or by email transmission in Adobe portable document format (also known as “PDF”) shall be deemed an original for all intents and purposes. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to provisions thereof regarding conflicts of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of any law other than the State of Delaware.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first above written.

US BUYER:

QUICKPARTS ACQUISITION, INC. f/k/a
QP 3D ACQUISITION, INC.

By: /s/Charles Fleischmann
Name:    Charles Fleischmann
Title:    Authorized Signatory

DDD:

3D SYSTEMS CORPORATION

By: /s/Andrew M. Johnson
Name:    Andrew M. Johnson
Title:    EVP, Chief Legal Officer and Secretary